NEWS FROM:                                        EXHIBIT 99.1

GRIFFIN LAND & NURSERIES, INC.                    CONTACT:
                                                  ANTHONY GALICI
                                                  CHIEF FINANCIAL OFFICER
                                                  (860) 653-4541

GRIFFIN ANNOUNCES COMPLETION OF THE SALE OF CENTAUR COMMUNICATIONS, LTD.
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NEW  YORK,  NEW  YORK  (MARCH  10, 2004) GRIFFIN LAND & NURSERIES, INC. (NASDAQ:
GRIF) ("GRIFFIN") today announced that Griffin and the other principal shareholders of Centaur Communications, Ltd. ("Centaur") completed the previously announced sale of all of the A, B and C Ordinary Shares of Centaur, a United Kingdom magazine and information services publisher, to Centaur Holdings PLC ("Centaur Holdings"), a newly public company which will be traded on the Alternative Investment Market of the London Stock Exchange. Griffin's proceeds from the transaction, based on current exchange rates and before income tax payments, estimated transaction expenses and potential adjustments contingent on Centaur's closing balance sheet, include cash of approximately $72.0 million and approximately 6.5 million shares of common stock of Centaur Holdings, representing approximately 4.8% of the total outstanding common stock of Centaur Holdings. The value of the Centaur Holdings stock at the time of closing is approximately $12.0 million based on the stock's initial offering price and current exchange rates. By agreement, Griffin is prohibited from selling its interest in Centaur Holdings for six months.

Griffin expects this transaction to result in an after-tax gain in the range of $7.75 to $8.25 per share of Griffin's issued and outstanding common stock, which is based on Griffin's estimated transaction expenses, final determination of proceeds based on Centaur's closing balance sheet and estimated income taxes. A portion of the cash proceeds will be used by Griffin for the income tax payment related to the gain on this transaction and to repay all amounts outstanding under Griffin's Credit Agreement with Fleet National Bank.

Griffin operates a real estate business under its Griffin Land division and a landscape nursery business, Imperial Nurseries, Inc.

Forward-Looking  Statements:
This  Press  Release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.